Exhibit 3.2

Number: BC0886671

CERTIFICATE

OF

CHANGE OF NAME

BUSINESS CORPORATIONS ACT

I Hereby Certify that MIND MEDICINE (MINDMED) INC. changed its name to DEFINIUM THERAPEUTICS, INC. on January 9, 2026 at 04:58 PM Pacific Time.

Issued under my hand at Victoria, British Columbia On January 9, 2026

KERRY TAYLOR

Registrar of Companies Province of British Columbia Canada
ELECTRONIC CERTIFICATE